Amendment to the Wyeth Supplemental Employee Savings Plan

The Wyeth Supplemental Employee Savings Plan, as amended through January 15, 2003, is further amended and clarified (as set forth in Section VIII(2)(c) and (d)), effective as of January 1, 2005 (unless otherwise provided), by adding the following Section VIII immediately following Section VII thereof:

"VIII. SECTION 409A AMENDMENTS

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided), the Plan is amended as set forth in this Section VIII in order to avoid adverse or unintended tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder ("Section 409A") to any Participant. Except as provided in Section VIII(2)(d), the provisions of this Section VIII shall apply to the portion of a Participant's account under the Plan that is not both earned and vested as of December 31, 2004 (the "409A Account"), notwithstanding any contrary provision of the Plan, and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Section VIII and such other provisions. References to Sections are references to sections in the Plan, unless otherwise provided.

(1)	Deferral Elections

Effective as of December 31, 2004, a Participant's deferral election under the Plan for a calendar year shall be the deferral election in effect as of December 31 of the preceding calendar year. If a Participant changes his deferral election during a calendar year, such election shall not be effective until January 1 of the following calendar year. Notwithstanding the foregoing, with respect to the calendar year beginning January 1, 2005, a Participant shall be permitted (a) on or prior to March 15, 2005, to make a deferral election or increase an existing deferral election under the Plan pursuant to Q&A 21 of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service ("Notice 2005-1"); provided, however, that the Participant's base salary to which such election relates has not been paid or become payable at the time of such election, and (b) on or prior to December 31, 2005, to cancel or reduce his deferral election pursuant to Section VIII(3)(a), in each case, in accordance with procedures established by the Plan Administrator pursuant to Q&A 20(a) of Notice 2005-1.

(2)	Payments and Payment Elections

(a)          A payment election in 2005 or 2006 pursuant to Plan provisions by a Participant who incurs a separation from service within the meaning of Section 409A (a "Separation from Service") in 2005 or 2006 (i) to receive his 409A Account in a single lump sum one year after such Separation from Service or (ii) to transfer his 409A Account to the Wyeth Deferred Compensation Plan as of his Separation from Service and receive payment after one or more years in a form permitted by such plan shall be deemed pursuant to Q&A 19(c) of Notice 2005-1, as amended by the preamble to the proposed Treasury Regulations under Section 409A of the Code, issued on September 29, 2005; provided, however, that an election made in 2006 shall apply solely to amounts that would not otherwise be payable in 2006 and shall not cause an amount to be paid in 2006 that would not otherwise be paid in 2006. A Participant shall not be permitted to receive his 409A Account in the calendar year in which he incurs a Separation from Service.

(b)          In the absence of a payment election by a Participant with respect to his 409A Account that complies with the Plan and the timing requirements of Section 409A, the Participant's 409A Account shall be distributed in a lump sum one year after the Participant's Separation from Service.

(c)          With respect to a Participant's 409A Account, pursuant to Section IV(3) as in effect prior to October 3, 2004 providing that benefits under the Plan are payable under the same terms and conditions as under the Wyeth Savings Plan, each Participant who (A) incurs a Separation from Service during a calendar year due to resignation, discharge or retirement prior to his normal retirement date (as defined in the Wyeth Retirement Plan) and (B) as of the date of such Separation from Service, has a 409A Account with a value that does not exceed the amount applicable to mandatory distribution (of small amounts) under the Wyeth Savings Plan shall receive a distribution of his entire 409A Account in a single lump sum as soon as practicable after his Separation from Service, but in no event later than December 31 of the calendar year in which the Separation from Service occurs or, if later, the date which is two and one-half months following the Participant's Separation from Service. Such distribution shall be pursuant to the exception noted in Q&A 15(e) of Notice 2005-1 relating to plans that otherwise provided for de minimis cash out payments, and, to the extent that the 409A Account is distributed on or before December 31, 2005, shall also be pursuant to Q&A 20(a) of Notice 2005-1.

(d)          With respect to the portion of a Participant's benefit under the Plan that is both earned and vested as of December 31, 2004 (the "Non-409A Account"), pursuant to Section IV(3), as in effect prior to October 3, 2004, providing that benefits under the Plan are payable under the same terms and conditions as under the Wyeth Retirement Plan, each Participant who (A) incurs a Separation from Service during a calendar year due to resignation, discharge or retirement prior to his normal retirement date (as defined in the Wyeth Retirement Plan) and (B) as of the date of such Separation from Service, has a Non-409A Account with a value that does not exceed $5,000, shall receive a distribution of his Non-409A Account in a single lump sum as soon as practicable after his Separation from Service. For purposes of the Non-409A Account, the amendment, effective as of March 28, 2005, to the de minimis amount mandatory distribution provisions in the Wyeth Savings Plan, effective as of March 28, is rescinded and shall be of no force or effect with respect to a Participant's Non-409A Account.

(3)	Terminations of Participation; Cancellation of Deferral Elections

(a)          In 2005, a Participant shall be permitted, subject to the requirements of the Wyeth Deferred Compensation Plan, to prospectively elect to cancel, in whole or in part, his deferral election. An election under the Wyeth Savings Plan to receive a hardship withdrawal, which results in a suspension of deferrals under the Plan, shall be deemed to be an election pursuant to this Section 3(a).

(b)          The Committee shall be permitted, in 2005, to the extent it deems necessary or advisable under Section 409A, to cancel any 2005 deferral election and/or terminate a Participant's participation in the Plan solely with respect to his 409A Account; provided that amounts subject to such cancellation or termination are distributed by December 31, 2005.

(c)          Any termination of participation or cancellation of a deferral election pursuant to this Section VIII(3) shall be deemed to be pursuant to Q&A 20(a) of Notice 2005-1.

(4)	General Rules
(a)	Notwithstanding anything in this Section VIII to the contrary:

(i)           Distribution of a Participant's 409A Account shall be made in accordance with the provisions of Section 409A and, to the extent that such payments are issued in connection with a Participant's Separation from Service for any reason other than death, such payment shall be delayed for six months and one day to the extent the Committee determines that such delay is necessary to avoid the imposition on any Participant of an additional tax or interest under Section 409A.

(ii)          With respect to a Participant's 409A Account, the Committee shall have the unilateral right to amend or modify the Plan and to amend or modify any Participant elections under the Plan and the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any employee or Participant, to the extent that the Committee deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A. Any determinations made by the Retirement Committee under this Section VIII(4)(a)(ii) shall be final, conclusive and binding on all persons."

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Except as set forth herein, the SESP remains in full force and effect.